EXHIBIT 10.1.2


                                ADDENDUM - No. 2A


         To "Standard Industrial/Commercial Multi-Tenant Lease - Gross"
              Of the "American Industrial Real Estate Association"
                      Executed on or about 15 October 2002
                                       And
                   Addendum to Above Lease dated 01 July 2003


           Del Mar Avionics, Lessor, and HiEnergy Technologies, Lessee

                                 01 January 2004

WHEREAS, Lessee desires to continue to lease additional parking area for construction and temporary operation of a Secure Area and protected "radiation use zone" area for research and development of fast neutron generation and impact upon nuclei of substances within defined enclosures in said Secure Area for observation of characteristic photon, gamma ray, distributions emanating from said neutron nuclear impact to yield a definitive photon spectrum and thereby determine a chemical composition of substances within said enclosures.

WHEREAS, Lessor is willing to lease for a temporary period (not to exceed six [6] months) a defined secure area (40' x 60') of the Del Mar Avionics Technology parking area for a period not to exceed six (6) months to Lessee, said protected area being more clearly delineated in the attached map and schedule.

NOW THEREFOR, in consideration of the aforesaid intention of parties hereto, Lessor and Lessee agree to be bound to the following mutually assented-to provisions:

BASE RENT SCHEDULE

Monthly rent is established at $.50/ft2 for a 40 x 60' specified secure area = 2400 ft2. Monthly rent is therefore $1,200/month commencing 1 January 2004.

PERIOD

Lease period shall commence on 1 January 2004 and continue for six (6) months on a month-to-month basis. Term for the lease period shall, however, be on the month-to-month basis not to exceed six (6) months total duration.

TERMINATION

The lease shall terminate no later than 30 June 2004; however, either party hereto may give, and must give a thirty-day notice to terminate the lease and vacate the secure area premises.

PROPERTY ALTERATION

It is understood that Lessee's has built a concrete enclosure within said Secure Area with thick walls to prevent spurious transmission of nuclear particles from the enclosed area. It is also understood that alteration of the ground support has been made to support the heavy concrete enclosure structure. Parties hereto both understand that it is exclusively Lessee's responsibility to maintain said concrete enclosure, and it is also exclusively Lessee's responsibility to return the premises to their previous state and normal parking area state upon termination of said lease. Repair and reconstruction of the Secure Area premises must be accomplished in a timely manner and within the thirty-day notice to terminate period.

HAZARDOUS WASTE AND MATERIALS

Lessee agrees to store hazardous waste, if any, securely within the leased Secure Area in appropriate containers. Lessee shall be responsible for proper disposal and safeguarding of any and all hazardous wastes. Hazardous materials, on the other hand, such as nuclear and radioactive material must comply with state and federal EPA, NRC, and AEC requirements as well as the following provisions.

Lessor consents that upon signing of this lease agreement, Lessee shall apply to the State of California for a license or licenses for the use on the leased premises of the equipment required for the development and testing of the detection technologies of Lessee including but not limited to standard commercially available sealed capsule of an Americium-Beryllium source and electrically powered neutron generators. Lessor understands that said type of equipment is essential for the operation of Lessee, and Lessor hereby grants permission for the use of the equipment provided, however, that:

all required state and federal license have been granted and copies thereof supplied to Lessor;

location and shielding of the equipment will provide radiation safety under the state and federal regulations;

radiation monitoring, and calibration of the monitoring instruments, will be done regularly by the state licensed and experienced University of California Radiation Safety Officer;

Lessee will not store radioactive  waste in or outside the leased premises,  and
shall  arrange  for   state-approved   pickup  and  disposal  of  any  discarded
radioactive wastes or byproducts at Lessee's expense.

SECURITY

As additional security of the Secured Area, Lessee shall maintain a temporary chain link fence around the perimeter of the Secured Area which can be accessed only through a locked gate. All vehicles associated with the Secured Area activities or Lessee's activities in general must be parked within the fence of said Secured Area or in Lessee's normal parking area near Building 1601.

PERSONAL PROPERTY OF LESSEE

No hazardous property or materials of Lessee shall be kept within said Secured Area at times when said premises are not under close and active visual supervision.

LESSEE LIABILITY

Notwithstanding anything to the contrary set forth in this Lease, unless caused by Lessee or Lessee's employees, agents or contractors (collectively, "Lessee's Employees"), Lessee shall not have any responsibility for:

existing violations of Applicable Requirements relating to any part of the Premises, the Building or the Project as of the date Lessee takes possession of the Premises;

any Hazardous Substances present in, on, under or about any part of the Project as of the date Lessee takes possession of the Premises or that were brought into, onto, about, or under any part of the Project by Lessor after the date Lessee takes possession of the premises, except for Hazardous Substances brought onto the Project by Lessee or Lessee's Employees;

without limiting the generality of the foregoing, the cleanup, remediation, or removal of any hazardous substances present in, on, under or about any part of the project as of the date Lessee takes possession of the premises or that were or are brought into, onto, about, or under any part of the project after the date Lessee takes possession of the premises, except for hazardous substances brought onto the project by Lessee or Lessee's employees.

LIABILITY INSURANCE

Lessee shall maintain a Comprehensive General Liability policy as delineated in the underlying lease with Lessor included therein as an additional insured.

LEGAL COMPLIANCE

Lessee shall be appropriately licensed, if necessary, to conduct its activities and shall comply with all current and future applicable requirements and building permits that relate to the premises, or the project of which the premises are to be used. Lessee shall be liable for the cost of complying with all laws that arise due to the specific nature of Lessee's use of the premises.

ATTESTATION

Parties  hereto  add  the  foregoing   amendment  to  the  underlying   Standard
Industrial/Commercial Multi-Tenant Lease - Gross produced by the American Industrial Real Estate Association previously executed by parties hereto. Provisions herein are deemed to be incorporated therein as though fully set out therein. Conflicts, if any, between said underlying lease and all addendums thereto shall be resolved in favor of the provisions herein, i.e., provisions in this addendum are controlling.

WHEREFOR, the parties hereto set their signatures below with full knowledge of, acceptance of, and attestation to the foregoing additionally agreed to terms.

DEL MAR AVIONICS                        HIENERGY TECHNOLOGIES, INC.

Lessor                                  Lessee



/s/ B. Del Mar          2/3/04         /s/ B. C. Maglich               2/3/04
-----------------------------------    ----------------------------  -----------
Bruce Del Mar           Date           Bogdan C. Maglich, Ph.D.      Date
President                              President